Exhibit 99.1

FDCTech’s Quarterly Release for the Second Quarter (FY23 Q2) Results

Compared to the previous period, the Company enhanced its technology business by 239% and 203% for the three and six months ending June 30, 2023.

The Company reported a net income of $922,343 and $685,168 for the three and six months ending June 30, 2023.

Irvine, CA: August 14, 2023, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fintech-driven company specializing in buying and integrating small to mid-size legacy financial services companies, today announced the following results for the three and six months ending June 30, 2023, as compared to the corresponding period of June 30, 2022:

Three Months Highlights

●	The total revenues generated for the three months ending June 30, 2023, and 2022 were $1,765,149 and $1,525,849, an increase of 16% from the previous period.

●	The technology revenues generated for the three months ending June 30, 2023, and 2022 were $301,315 and $89,000, an increase of 239% from the previous period.

●	The gross margin generated for the three months ending June 30, 2023, and 2022 were $442,657 and $155,121, an increase of 185% from the previous period.

●	During the three months ending June 30, 2023, and 2022, the Company reported a net income and a net loss of $922,343 and $381,474, an increase of 342% from the previous period. The increase was mainly due to a gain on the bargain purchase price of Alchemy Markets Ltd. (Alchemy Markets, previously known as NSFX Ltd.)

Six Months Highlights

●	The total revenues generated for the six months ending June 30, 2023, and 2022 were $3,310,836 and $3,066,971, an increase of 8% from the previous period.

●	The technology revenues generated for the six months ending June 30, 2023, and 2022 were $474,565 and $156,500, an increase of 203% from the previous period.

●	The gross margin generated for the six months ending June 30, 2023, and 2022 were $739,198 and $320,793, an increase of 130% from the previous period.

●	During the six months ending June 30, 2023, and 2022, the Company reported a net income and a net loss of $685,168 and $785,417, an increase of 187% from the previous period. The increase was mainly due to a gain on the bargain purchase price of Alchemy Markets.

●	The cash on hand was $127,057 as of June 30, 2023, compared to $264,829 on December 31, 2022.

This Company maintains its wealth management revenue while increasing the revenue of its technology business. The Company expects to add revenues from Alchemy Markets acquisitions in the next half of the fiscal year ending December 31, 2023, demonstrating its commitment to driving growth and delivering value to its investors.

Please visit our SEC filings or Company’s website for more information on the full results and management’s plan.

AD Advisory Services Pty Ltd.

AD Advisory Services Pty Ltd. – AFSL No. 237058, an independent specialist dealer group, provides licensing solutions for select education and compliance-focused financial advisors & accountants. ADS’ dedicated management team are qualified financial planners that service metro and regional practices around Australia.

Alchemy Markets Ltd. (previously known as NSFX Ltd.)

Alchemy Markets (the “Company”) is a limited liability company registered under the Companies Act, Cap — 386 of the Laws of Malta, with registration number C 56519. The Malta Financial Services Authority regulates Alchemy Markets with a License Number IS/56519. Alchemy Markets is authorized to deal on its account as a Category 3 licensed entity by the MFSA, receive and transmit orders for retail and professional clients, and hold and control clients’ money and assets. Alchemy Markets trading platform services in the English, French, German, Italian, and Arabic markets, whereby customers can trade in currency, commodity, equity, and other derivatives in real time.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a US-based leading developer of regulatory-grade financial technology infrastructure designed to serve the financial markets of the future. Our clients include regulated and OTC brokerages and prop and algo trading firms of all sizes in forex, stocks, CFDs, commodities, indices, ETFs, precious metals, and other asset classes. Our growth strategy involves acquiring and integrating small to mid-size legacy financial services companies, leveraging our proprietary trading technology and liquidity solutions to deliver exceptional value to our clients.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

Contact Media Relations

FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Center Drive, Suite 300,

Irvine, CA, 92618